Media General, Inc., PO Box 85333 Richmond, VA 23293-0001 804/649-6748 www.mediageneral.com

Exhibit 99.1

FOR IMMEDIATE RELEASE

Tuesday, March 20, 2012

Media General Announces Amended Credit Agreement; Opportunity to Extend the Maturity

RICHMOND, VA.—Media General, Inc. (NYSE: MEG), a multimedia provider of broadcast television, digital media and print products, announced that the company has amended its existing bank credit agreement. The amendments include covenant modifications that will provide the company more flexibility to operate in the current uncertain economic environment. Additionally, the amended agreement provides for an extension of the maturity date of $363 million of bank debt from March 2013 to March 2015, in return for a partial pay down of amounts outstanding.

The trigger for the extension will be raising a minimum of $225 million from the issuance of new notes by May 25, 2012. Of the $225 million, a minimum of $190 million will be applied to pay down the outstanding term loan and an amount determined by formula will be set aside in a liquidity account. The company’s revolver is reduced to $45 million with no amount outstanding at this time. In addition to the term loan paydown, the revolver commitment will be correspondingly reduced if the liquidity account funding is increased by more than $15 million.

“We are pleased with the overall parameters of our new financing structure,” said Marshall N. Morton, president and chief executive officer. “While interest costs will be higher in 2012, our amended credit agreement will provide Media General with more flexibility to operate, as well as expanded opportunities to reduce total debt through asset sales and pursuit of further refinancing options. Media General will continue to focus on accelerating its digital strategy through expanding paid-content initiatives, seeking beneficial partnerships with other fast-growing online businesses, developing new technology and broadening our product offerings,” said Mr. Morton.

The company said it expects operating cash flow in 2012 will cover interest payments, capital expenditures of approximately $20 million and retirement plan contributions of approximately $13 million.

The amended bank term loan facility has an interest rate of LIBOR with a 1.5% floor plus a margin ranging from 5% to 7% (and commitment fees ranging from 2.25% to 2.50%), determined by the company’s leverage ratio, as defined in the agreement. In addition to this cash interest, the company will accrue payment-in-kind (PIK) interest of 1.5%. PIK interest increases the bank term loan outstanding, is accrued on outstanding balances and is payable in cash on amounts outstanding at loan maturity.

A copy of the new credit agreement will be available later today on the company’s Website www.mediageneral.com as an SEC Form 8-K filing posted to the Investor Relations section.

Media General plans to file its 2011 Annual Report on Form 10-K on March 22, 2012.

Bank of America served as administrative agent on the transaction, and the Peter J. Solomon Company served as strategic advisor. J.P. Morgan will advise Media General on the issuance of new notes.

Forward-Looking Statements

This news release contains forward-looking statements that are subject to various risks and uncertainties and should be understood in the context of the company’s publicly available reports filed with the Securities and Exchange Commission. Media General’s future performance could differ materially from its current expectations.

About Media General

Media General is a leading provider of news, information and entertainment across multiple media platforms, serving consumers and advertisers in strong local markets, primarily in the Southeastern United States. The company is transforming itself over time to a digital media model, while continuing to effectively manage its larger,

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Media General, Inc., PO Box 85333 Richmond, VA 23293-0001 804/649-6748 www.mediageneral.com cash producing broadcast television and print platforms. Media General’s operations are organized in five geographic market segments and a sixth segment that includes the company’s interactive advertising services and certain other operations. The company’s operations include 18 network-affiliated television stations and their associated websites and 23 newspapers and their associated websites. Media General operates three digital media advertising services companies: Blockdot, a specialty digital agency; DealTaker.com, a shopping website; and NetInformer, a wireless marketing services provider.

Investor Contact: Lou Anne Nabhan (804) 649-6103	Media Contact: Ray Kozakewicz (804) 649-6748

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